Exhibit 99

CERTAIN FINANCIAL INFORMATION RELATED TO THE SEPTEMBER
2003 QUARTER AND THE DECEMBER 2003 QUARTER

The following table shows our passenger revenues; cargo revenues; other, net revenues; operating revenues and contract carrier arrangements expense for the three months ended September 30, 2003 and December 31, 2003, as adjusted to be consistent with the reclassifications discussed in Note 1 of the Notes to the Condensed Consolidated Financial Statements in this Form 10-Q:

	For the three months ended
	September 30,	December 31,
(in millions)	2003	2003
OPERATING REVENUES:
Passenger:
Mainline	$ 2,704	$ 2,622
Regional affiliates	689	715
Cargo	114	125
Other, net	150	148
Total operating revenues	$ 3,657	$ 3,610

OPERATING EXPENSES:
Contract carrier arrangements	$ 214	$ 212

In addition, the table below shows the ASMs and RPMs for the three months ended September 30, 2003 and December 31, 2003, related to our contract carrier arrangements:

	For the three months ended
	September 30,	December 31,
(in millions)	2003	2003
ASMs	1,414	1,42
RPMs	1,011	1,011